Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Sanjay Arora
Investor Relations
Intersil Corporation
(408) 546-3454
investor@intersil.com

Intersil Corporation Reports First Quarter 2007 Financial Results

•	Achieves high end of revenue and EPS estimates

•	Hires Dave Bell, veteran high performance analog executive

•	Board authorizes quarterly dividend of $0.10 per share

Milpitas, CA, April 18, 2007 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, today reported financial results for the quarter ended March 30, 2007. Net revenues for the first quarter were $167.7 million, a 6% decrease from $178.9 million in the first quarter of 2006 and a 7% decrease from $181.1 million in the fourth quarter of 2006.

Generally Accepted Accounting Principles (GAAP) Results

For the first quarter of 2007 gross margins were 57.4%. This compares to gross margins of 57.0% in the same quarter last year, and 57.8% in the fourth quarter of 2006. Operating margins were 19.7%, as compared to operating margins of 20.3% in the same quarter last year, and 20.4% in the fourth quarter of 2006. Net income was $33.1 million, or $0.24 earnings per diluted share, as compared to net income of $32.4 million, or $0.22 earnings per diluted share in the same quarter last year. For the fourth quarter of 2006, the Company reported net income of $38.8 million, or $0.28 earnings per diluted share.

Non-GAAP Results

For the first quarter of 2007, non-GAAP gross margins were 58.0%. This compares to gross margins of 57.3% for the same quarter last year, and 58.2% for the fourth quarter of 2006. Operating margins were 27.0%, as compared to operating margins of 27.4% for the same quarter last year, and 28.0% for the fourth quarter of 2006. Net income was $40.2 million, or $0.29 earnings per diluted share. This compares to net income of $41.3 million, or $0.28 earnings per diluted share for the same quarter last year, and $48.2 million, or $0.34 earnings per diluted share for the fourth quarter of 2006.

“Despite the challenging environment for the industry, we achieved the high end of our expectations for revenue and earnings,” stated Rich Beyer, Intersil’s Chief Executive Officer. “We accomplished this while reducing inventory levels at our distributors. These reduced inventory levels along with our positive book-to-bill give us confidence that Intersil should now return to revenue growth.”

By end market, Intersil’s first quarter revenues were as follows: high-end consumer (28.6% of revenues), computing (22.9% of revenues), industrial (24.0% of revenues), and communication (24.5% of revenues). “Revenues in the high-end consumer and computing markets were down sequentially due to normal seasonality,” said Rich Beyer, Intersil’s Chief Executive Officer. “As expected, we saw a sequential decline in the industrial and communication markets, as inventory of Intersil products was reduced in the channel during the first quarter.”

During the quarter, the Company generated more than $44 million in free cash flow. The Company used this cash flow, together with existing cash to repurchase approximately $100 million or 3.9 million shares of its stock, under a previously announced stock repurchase program. The Company’s Board of Directors has also authorized a quarterly dividend of $0.10 per share of common stock. The payment of this dividend will be made on May 18, 2007 to shareholders of record as of the close of business on May 10, 2007.

On April 2, 2007, former Linear Technology President, Dave Bell joined Intersil as President and Chief Operating Officer. “After a few weeks at the Company, I am very excited about the opportunity to partner with Rich and the rest of the Intersil team,” stated Mr. Bell. “With its combination of application specific and general purpose products, Intersil has a unique position in the industry. In addition, our fab-lite strategy allows Intersil to utilize a very broad range of process and package technologies to compete effectively in its diverse target markets. I believe that to be truly successful in the high performance analog space, we must be tenacious about bringing unique value to our customers. I believe Intersil’s employees have the talent and drive to make that happen.”

Business Outlook

“For the second quarter we expect Intersil to return to growth,” said Rich Beyer. “We now expect shipment rates to be in line with end consumption in all four of our end markets. In addition, the design win momentum that we saw in 2006 is beginning to translate into higher dollar content, increased market penetration and market share gains. As a result, we currently anticipate Intersil revenues for the second quarter to be up between 3% and 5%. We expect GAAP earnings per diluted share of approximately $0.22 to $0.23 and non-GAAP earnings per diluted share of approximately $0.30 to $0.31.”

Investors and interested parties within the United States may listen to Intersil's conference call on April 18th at 1:45 p.m. Pacific/4:45 p.m. Eastern by dialing (866) 356-3377 using the password “Intersil.” International callers may connect to the call by dialing (617) 597-5392. A replay of Intersil’s conference call will be available for two weeks by dialing (888) 286-8010 in the U.S. or (617) 801-6888 internationally using the access code “45977176". A webcast replay of the conference call will be available for two weeks on the Company’s web site at http://www.intersil.com/investor. A copy of this press release may be found on the Company’s web site at http://www.intersil.com/investor.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog semiconductors. The Company's products address some of the industry's fastest growing markets, such as, flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-swap and hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high-performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company's web site and career page at www.intersil.com.

NON-GAAP REPORTING

In addition to GAAP reporting, Intersil reports net income or loss, as well as earnings per share, gross margin and operating margin on a non-GAAP basis. This non-GAAP earnings information excludes stock-based compensation expense, amortization of intangibles and unusual items and their related tax effects. Intersil believes this non-GAAP earnings information provides meaningful insight into the Company’s on-going performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. Intersil also uses this information internally to evaluate and manage the Company’s operations and to determine incentive compensation. A reconciliation between GAAP and non-GAAP net income is included in the tables below.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil Corporation's ("Intersil") management's current expectations, estimates, beliefs, assumptions, and projections about Intersil's business and industry. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," "goals," "targets," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Intersil filings with the U.S. Securities and Exchange Commission ("SEC") (which you may obtain for free at the SEC's web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

– FINANCIAL TABLES TO FOLLOW –

Intersil Corporation

Consolidated Statement of Operations

(In US$ millions, except per share amounts)

(unaudited)

	Three Months Ended
	Mar 30, 2007	Mar 31, 2006	Dec 29, 2006
	Q1 2007	Q1 2006	Q4 2006
Net revenues	$167.7	$178.9	$181.1

Cost of revenues	71.5	77.0	76.5

Gross profit	96.2	101.9	104.6

Expenses
Research and development	30.8	29.5	31.2
Selling, general & administrative	30.0	33.6	34.0
Amortization of intangibles	2.4	2.4	2.4

Operating income	33.0	36.4	37.0
Gain on certain investments, net	0.2	—	0.5
Interest income, net	7.9	6.8	8.2

Income from continuing operations before income taxes	41.1	43.2	45.7
Income tax expense from continuing operations	8.0	10.8	7.4

Income from continuing operations	33.1	32.4	38.3
Income from discontinued operations, net of taxes	—	—	0.5

Net income	$33.1	$32.4	$38.8

Earnings per share
Basic net income per share	$0.24	$0.23	$0.28

Diluted net income per share	$0.24	$0.22	$0.28

Weighted average shares outstanding
Basic	135.1	141.5	137.7

Diluted	136.7	145.0	139.5

Note: FAS123R was adopted in the quarter ended March 31, 2006. Stock compensation recorded in each expense classification above is as follows:
	Three Months Ended
	Mar 30,	Mar 31,	Dec 29,
	2007	2006	2006
Cost of revenues	$1.0	$0.6	$0.8
Research and development	3.4	3.5	3.7
Selling, general & administrative	5.4	6.1	6.9

Intersil Corporation

Financial Summary (Non-GAAP)

(In US$ millions, except per share amounts and percentages)

(unaudited)

	Three Months Ended
	Mar 30, 2007	Mar 31, 2006	Dec 29, 2006
	Q1 2007	Q1 2006	Q4 2006
Net revenues	$167.7	$178.9	$181.1

Gross profit	$97.2	$102.5	$105.4
% of Revenues	58.0%	57.3%	58.2%

Research and development	$27.4	$26.0	$27.5
Selling, general & administrative	$24.6	$27.5	$27.1

Operating income	$45.2	$49.0	$50.8
% of Revenues	27.0%	27.4%	28.0%

Interest and other non-operating income	$8.1	$6.8	$8.8

Income before income taxes	$53.3	$55.8	$59.6

Net income	$40.2	$41.3	$48.2

% of Revenues	24.0%	23.1%	26.6%

Earnings Per Share
Basic	$0.30	$0.29	$0.35

Diluted	$0.29	$0.28	$0.34

Weighted Average Shares
Basic	135.1	141.5	137.7

Diluted	137.8	146.9	140.7

NOTE: This financial summary excludes amortization of intangibles and stock based compensation and discontinued operations. These adjustments are included in the Financial Bridge table.

Intersil Corporation

Financial Bridge: GAAP to Non-GAAP Net Income

(In US$ millions, except per share amounts)

(unaudited)

	Three Months Ended
	Mar 30, 2007	Mar 31, 2006	Dec 29, 2006
	Q1 2007	Q1 2006	Q4 2006
Net income on GAAP basis	$33.1	$32.4	$38.8

Acquisition related expenses - intangibles amortization	2.4	2.4	2.4
Income from discontinued operations	—	—	(0.5)
Stock compensation expense	9.8	10.2	11.4
Associated tax effects	(5.1)	(3.7)	(3.9)

Net income on Non-GAAP basis	$40.2	$41.3	$48.2

Diluted Non-GAAP earnings per share	$0.29	$0.28	$0.34

Diluted GAAP weighted average shares outstanding	136.7	145.0	139.5
Diluted weighted average shares attributable to stock based compensation	1.1	1.9	1.2

Diluted Non-GAAP weighted average shares outstanding	137.8	146.9	140.7

To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP (pro forma) presentation of the Company’s earnings per share, which is adjusted to reflect the GAAP results excluding stock based compensation expense, amortization of intangibles and discontinued operations. This non-GAAP presentation of earnings per share is provided to enhance the reader’s overall understanding of the comparability of the Company’s financial performance between periods.

Intersil Corporation

Consolidated Balance Sheets

(In US$ millions)

(unaudited)

	Mar 30, 2007	Dec 29, 2006
Assets
Current Assets
Cash, cash equivalents & short-term investments	$563.8	$624.0
Trade receivables, net	101.2	98.1
Inventories	93.4	92.4
Prepaid expenses and other current assets	13.3	16.6
Deferred income taxes	35.1	18.5

Total Current Assets	806.8	849.6
Other Assets
Property, plant & equipment, net	100.6	101.1
Purchased intangibles, net	27.5	29.9
Goodwill	1,419.0	1,419.8
Deferred income taxes	44.5	67.0
Long-term investments	92.6	78.6
Other	12.8	13.1

Total Other Assets	1,697.0	1,709.5

Total Assets	$2,503.8	$2,559.1

Liabilities and Shareholders’ Equity
Current Liabilities
Trade account payables	$21.0	$24.2
Income taxes payable	43.7	44.8
Deferred net revenue	13.8	12.8
Other accrued items	52.5	55.8

Total Liabilities	131.0	137.6

Total Shareholders’ Equity	2,372.8	2,421.5

Total Liabilities and Shareholders’ Equity	$2,503.8	$2,559.1

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